UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2021

BRIDGELINE DIGITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33567	52-2263942
(Commission File Number)	(IRS Employer Identification No.)

100 Sylvan Road, Suite G700, Woburn, MA	01801
(Address of Principal Executive Offices)	(Zip Code)

(781) 376-5555
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BLIN	NASDAQ

Item 1.01.  Entry into a Material Definitive Agreement

On February 2, 2021, Bridgeline Digital, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Woorank SRL (“Woorank”), an entity located in Belgium, to acquire all of the issued and outstanding shares of Woorank (the “Acquisition”) for a total purchase price of approximately €1.4 million (the “Purchase Price”).  In addition to the Purchase Price, the Company will assume approximately €1.9 million of Woorank’s debt obligations as a part of the Acquisition. The debt has a weighted average interest rate of approximately 2.25%.  Approximately €1.2 million of the debt to be assumed by the Company will be current debt with payment due within one year.  The Purchase Agreement also provides for adjustments to the Purchase Price in the event of the achievement of certain revenue targets, as well as an additional earn-out provision for the achievement of certain operational goals.

Under certain conditions, up to approximately €0.6 million of the Purchase Price is payable, at the Company’s discretion, in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a price per share equal to the greater of (i) the closing price of the Company’s Common Stock on the date of issuance or (ii) $3.38, the Minimum Price (as defined in the Nasdaq Listing Rule 5635(d)) of the Company’s Common Stock on February 1, 2021.  In addition, the Company has agreed to pay to Mr. Boris Demaria a fee of $80,000, payable, at the Company’s discretion, by the issuance of 20,000 shares of the Company’s Common Stock, as consideration for Mr. Demaria’s assistance with certain matters related to the Acquisition for a period of one-year from the closing date of the Acquisition.

The consummation (the "Closing") of the Acquisition is conditioned upon certain customary closing conditions, as well as certain lenders of Woorank consenting to the Acquisition.  A press release (the "Press Release") issued by the Company regarding the execution of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The financial statements required by Item 9.01(a) of Form 8-K are not included in this Current Report. The Company intends to file these financial statements by an amendment within the timeframe permitted by Item 9.01(a).

(b)	Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K are not included in this Current Report.  The Company intends to file this pro forma financial information by an amendment within the timeframe permitted by Item 9.01(b).

(d)	Exhibits.

See Exhibit Index.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K, the Press Release, and the exhibits hereto (collectively, this “Current Report”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management.  We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions to identify forward-looking statements.  All statements contained in this Current Report that are not statements of historical fact and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this Current Report should be considered forward-looking statements, including, without limitation, that the Closing of the Acquisition, the receipt of any necessary consents set forth in the Purchase Agreement, and whether the Acquisition will yield the strategic benefits anticipated by management.  Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties. The Company does not assume any obligation to update the information contained in this Current Report.

Exhibit Index

Exhibit Number	Description
10.1	Share Purchase Agreement, by and between the Company and Woorank SRL., dated February 2, 2021.
99.1	Press Release issued by Bridgeline Digital, Inc., dated February 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGELINE DIGITAL, INC.
(Registrant)

	By:	/s/ Roger “Ari” Kahn
Roger “Ari” Kahn
Chief Executive Officer
Date: February 3, 2021